--------------------------------               U.S. SECURITIES AND EXCHANGE COMMISSION                ------------------------------
            FORM 4                                     WASHINGTON, D.C. 20549                         OMB NUMBER:          3235-0287
--------------------------------                                                                      EXPIRES:    SEPTEMBER 30, 1998
|_| CHECK THIS BOX IF NO              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OMB APPROVAL       ESTIMATED AVERAGE BURDEN
    LONGER SUBJECT TO SECTION                                                                         HOURS PER RESPONSE.........0.5
    16.  FORM 4 OR FORM 5                      FILED PURSUANT TO SECTION 16(A) OF THE                 ------------------------------
    OBLIGATIONS MAY CONTINUE.              SECURITIES EXCHANGE ACT OF 1934, SECTION 17(A)
    SEE INSTRUCTION 1(B).                     OF THE PUBLIC UTILITY HOLDING COMPANY ACT
                                                   OF 1935 OR SECTION 30(1) OF THE
                                                   INVESTMENT COMPANY ACT OF 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Persons    2. Issuer Name and Ticker or Trading Symbol    6.  Relationship of Reporting Person to
                                                                                               Issuer (Check all applicable)
                                            Distinctive Devices, Inc. (DDEV - OTCBB)
                                                                                            x  Director            x  10% Owner
                                                                                           ---                    ---
                                                                                            x  Officer (give title    Other (specify
                                                                                           ---          below)    ---        below)

                                                                                                President and CEO
                                                                                           ---------------------------
------------------------------------------------------------------------------------------------------------------------------------
    (Last)       (First)      (Middle)       3. IRS or Social       4. Statement for
                                                Security Number        Month/Year
Mody             Sanjay          S.             of Reporting
                                                Person (Voluntary)     December 2001
------------------------------------------------------------------------------------------------------------------------------------
                (Street)                                            5. If Amendment,       7.  Individual or Joint/Group Filing
                                                                       Date of Original        (Check Applicable Line)
One Bridge Plaza, Suite 100                                            (Month/Year)         x    Form filed by One Reporting Person
                                                                                           ---
                                                                                                 Form filed by More than One
                                                                                           ---   Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)       (Zip)
Fort Lee        New Jersey     07024

------------------------------------------------------------------------------------------------------------------------------------

                          TABLE 1-- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security          2. Transaction   3. Transaction  4. Securities Acquired    5. Amount of   6. Ownership   7. Nature of
   (Instr. 3)                    Date (Month/     Code            (A) or Disposed of (D)    Securities     Form:          Indirect
                                 Day/Year)        (Instr. 8)                                Beneficially   Direct (D)     Beneficial
                                                                  (Instr. 3, 4, and 5)      Owned at End   or Indirect    Ownership
                                               -----------------------------------------    of Month       (I)
                                                                          (A) or
                                                 Code      V     Amount     (D)    Price    (Instr. 3      (Instr. 4)     (Instr. 4)
                                                                                             and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.05 par value    12/19/01         K*               150,000   D     *        800,000         D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.05 par value    12/19/01         K*             1,100,000   D     *              0         I             By Spouse
------------------------------------------------------------------------------------------------------------------------------------


Reminder:  Report on a separate line for each class of securities beneficially
owned directly or indirectly. (Print or Type Responses)                                                                       (over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1474 (7-96)

FORM 4 (CONTINUED)        TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Conversion 3. Transaction 4. Transaction 5. Number of    6. Date         7.  Title and Amount
   (Instr. 3)                       or            Date           Code           Derivative      Exercisable      of Underlying
                                    Exercise                                    Securities      and              Securities
                                    Price of      (Month/Day/    (Instr. 8)     Acquired (A)    Expiration
                                    Derivative     Year)                        or Disposed     Date             (Instr. 3 and 4)
                                    Security                                    of (D)
                                                                                                (Month/Day/
                                                                                (Instr. 3,       Year)
                                                                                 4 and 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                              Date     Expira-             Amount or
                                                                Code    V       (A)    (D)    Exer-    tion      Title     Number of
                                                                                              cisable  Date                Shares
------------------------------------------------------------------------------------------------------------------------------------

Series C Preferred Stock                          12/19/01      K*             1,000                            Common       125,000
                                                                                                                Stock,
                                                                                                                $0.05 par
                                                                                                                value
------------------------------------------------------------------------------------------------------------------------------------
Series C Preferred Stock                          12/19/01      K*             9,000                            Common     1,125,000
                                                                                                                Stock,
                                                                                                                $0.05 par
                                                                                                                value
------------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------
8. Price of     9. Number of     10. Ownership    11. Nature of
   Derivative      Derivative        Form of          Indirect
   Security        Securities        Derivative       Beneficial
                   Beneficially      Security:        Ownership
   (Instr. 5)      Owned at          Direct (D)
                   End of Month      or               (Instr. 4)
                                     Indirect (I)
                   (Instr. 4)
                                     (Instr. 4)
----------------------------------------------------------------
   *               1,000             D
----------------------------------------------------------------
   *               9,000             I                By Spouse
----------------------------------------------------------------


EXPLANATION OF RESPONSES: *The Change in beneficial ownership did not involve a cash transaction, rather it was an exchange of
1,250,000 shares of Common Stock for 10,000 shares of Series C Preferred, which are identical on a conversion basis to the 1,250,000 shares of Common Stock.


**INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE              by:      /s/  Sanjay S. Mody                3/18/02
  CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.                                     --------------------------------        --------------
                                                                                      **SANJAY S. MODY                DATE

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
NOTE:   FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED.
        IF SPACED PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

Potential persons who are to respond to the collection of information contained in this form are                             Page 2
not required to respond unless the form displays a currently valid OMB Number.                                       SEC 1474 (7-96)